EXHIBIT 10.65

AGREEMENT AND GENERAL RELEASE

The parties to this Agreement and General Release, (the "Agreement"), entered into this 3rd day of December, 2014 are Neal A. Yanos ("Employee") and Tenneco Automotive Operating Company Inc. ("Tenneco" or “Employer”), a Delaware corporation and a subsidiary corporation of Tenneco Inc., sometimes referred to collectively as the "parties."
In consideration of the promises, mutual covenants and agreements contained in this Agreement, Employee and Employer agree as follows:
1.    Effective November 30, 2014 (the "Termination Date"), Employee shall be terminated from employment by Employer and from any and all offices and positions Employee holds with Tenneco, its parent, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization, including without limitation, whenever applicable Tenneco Inc. and Tenneco Automotive Operating Company Inc. (the "Employer Entities").
2.    Subject to the condition that Employee has not revoked any portion of this Agreement during the seven day revocation period described below, Employer shall make the payments, subject to any and all applicable withholding and other employment taxes, and provide the benefits that are set forth in Schedule A attached to this Agreement. Employee acknowledges and agrees that the payments and benefits specified in this Agreement, including Schedule A, are in full and complete satisfaction of any and all liabilities or obligations Employer has or may have to Employee, including but not limited to any and all Employer obligations to Employee for salary, severance pay, bonuses, holiday pay, vacation pay, stock options, medical insurance, dental insurance, life insurance, any other benefits, and any other claims for payment not specifically mentioned in this Agreement, and that the payments and benefits specified in this Agreement, including Schedule A, exceed in value any payments and benefits to which Employee may be already entitled. Employee also acknowledges that he was not legally entitled to all of the payments set forth in Schedule A prior to the execution of this Agreement and would not have been entitled to all of the payments set forth in Schedule A but for the execution of this Agreement.
Notwithstanding any other provision of this Agreement, the Employee, and Employee’s beneficiaries and dependents as applicable, shall retain entitlement to: (i) any and all benefits to which Employee is entitled under the terms of any plan maintained or contributed to by an Employer Entity which is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code”); (ii) any continuation of health or medical coverage at the Employee's, beneficiary's or dependent's expense, to the extent required by the relevant provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985; (iii) reimbursement for business expenses properly incurred by Employee on behalf of Employer and timely submitted to Employer with proper supporting documentation no later than 20 days before the Termination Date (iv) indemnification pursuant to terms of the Company’s by-laws and coverage under insurance policies issued to Company to the extent that such policies are applicable.
3.    (a)     Employee acknowledges that the Employer Entities' business and services are highly specialized and that the following information is not generally known, is highly confidential and constitutes trade secrets: proprietary technical and business information relating to any Employer Entity's plans, analysis or strategies concerning international or domestic acquisitions, possible acquisitions or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information; manufacturing processes; installation, service and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of the Employer Entities' services and products, including components and parts thereof; non-public information acquired by Employee concerning the requirements and specifications of any

Employer Entity's agents, vendors, contractors, customers and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to employee benefit plans; quotations or proposals given to agents or customers or received from suppliers; any other information which is sufficiently secret to derive economic value from not being generally known.
(b)    Employee shall maintain in the strictest confidence and will not, directly or indirectly, use, intentionally or inadvertently publish or otherwise disclose to any person or entity, any trade secrets, or any confidential, proprietary or other non-public information of or belonging to any Employer Entity or any agent, joint venturer, contractor, customer, vendor or supplier of any Employer Entity (collectively, the "Confidential Information"), regardless of its form without the prior written explicit consent of the General Counsel of Tenneco Inc. Employee shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. Employee's obligations under this Agreement with respect to Confidential Information shall extend for the period that such information is not generally known outside any of the Employer Entities for reasons other than disclosure or disclosures made by or on behalf of Employee. Should Employee be served with legal process seeking to compel disclosure of any such information, Employee shall notify the General Counsel of Employer immediately.
(c)    Employee further acknowledges that Employer and Employer Entities expend significant resources to develop and maintain their customers and train their employees, that these customer and employment relationships are long-standing and have been developed and maintained over a period of many years, that the Employer Entities alone placed Employee in a position to interact with their long-standing clients and employees, and that the Employer Entities would be irreparably harmed if their customer and employment relationships were destroyed or tampered with because such relationships are a significant asset of the Employer Entities.
(d)    Employee further acknowledges that Employee inevitably would disclose Confidential Information, including trade secret information, should Employee serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 1% of the stock, representative, agent, or employee (where Employee's duties as an employee would involve any level of strategic, advisory, technical, creative, marketing, sales, or other similar input) for any competitor of Employer or any other Employer Entity involved in the vehicle or vehicle parts businesses in the areas of exhaust or ride control.
(e)    In light of Employee's acknowledgments regarding Confidential Information, customer relationships, and inevitable disclosure set forth above, and as additional consideration in return for the payments and benefits described in Paragraph 2 of this Agreement, including Schedule A, Employee agrees that, for a period of 12 months following the Termination Date:
(1)    Employee shall not, without Employer's express, written consent (to be provided by the General Counsel of Tenneco Inc., which approval may be withheld in Employer’s sole discretion), directly or indirectly, whether individually or for or on behalf of any other individual, business, or entity, serve as director, officer, manager, supervisor, or shareholder (of other than a passive investment of less than 1% of the individual's, business', or entity's outstanding publicly-traded stock), consultant, independent contractor, representative, agent, or employee (where Employee's duties would include any level of strategic, advisory, technical, creative, marketing, sales, or other similar input) for any individual, business, or other entity that manufactures, markets, sells, supplies, or distributes vehicle parts in the areas of exhaust or ride control, or any other products which perform the same or similar function as those manufactured, marketed, sold, supplied, or distributed by Employer Entities in the vehicle or vehicle parts businesses ("Products"), in any market in which Employer or any Employer Entity manufactures, markets, sells, supplies, or distributes such Products as of the Termination Date or as of any time within the twelve-month period preceding the Termination Date. Notwithstanding the foregoing, if Employee is considering employment with an entity having business interests in the Products but such employment would be for a non-competing division or segment of the entity’s organization and in a capacity that would not violate the terms of this Paragraph 3(e)(1), Employee shall provide reasonable notice of Employee’s opportunity to the General Counsel of Employer. Employer shall not unreasonably withhold its consent to such non-competing employment;
(2)    Employee shall not, in any capacity, whether on Employee’s behalf or on behalf of any other individual, business or entity, for purposes of selling, marketing, or attempting to sell or market any Product, solicit any customer of any Employer Entity with or for whom Employee had contact, communication, or other interaction of any kind, at any point during the 24 months preceding the Termination Date;
(3)     Employee shall refrain from contacting any employee of any Employer Entity for purposes of recruiting or placing such individual with another employer or influencing such individual to terminate employment with any Employer Entity;
(4)    In the event that an employee of an Employer Entity contacts Employee in contemplation or for the purpose of seeking employment with another employer or terminating employment with such Employer Entity, Employee shall not enter into any discussions with such employee regarding that matter without prior written approval of Employer, to be provided by the General Counsel of Tenneco Inc., which approval may be withheld in Employer’s sole discretion; and
(5)    Furthermore, Employee may not directly or indirectly extend an offer of employment or cause an offer of employment to be extended to an employee or a person who within the 90 days preceding the extension of such offer was an employee of an Employer Entity without the prior written approval of Employer, to be provided by the General Counsel of Tenneco Inc., which approval may be withheld in Employer's sole discretion.
(f)    The running of the time periods applicable in Paragraph 3(e) hereof shall be suspended during the period of any violation of these provisions by the Employee.
(g)    Employee acknowledges that the duration and scope of each of the above restrictions and limitations (including, but not limited to, the time periods, geographic, and customer scopes of restriction) are fair, reasonable, and necessary to protect the Employer Entities' legitimate protectable interests, including their interests in Confidential Information and customer and employee relationships set forth above. Further, Employee agrees to waive any claim to contest the reasonableness of such restrictions or the legitimacy of the Employer Entities’ interests. Employee also acknowledges that the above restrictions and obligations will not prevent Employee from earning a livelihood or obtaining gainful employment.
(h)    All duties and obligations set forth in Paragraph 3 of this Agreement shall be in addition to those which exist under statute and at common law and shall not negate but shall be in addition to or coextensive with those obligations arising under any agreements or documents executed by Employee during Employee’s employment with Employer.
4.    Employee agrees to turn over to Employer on the date of this Agreement all expense reports, notes, memoranda, records, documents, Employer manuals, credit cards, pass keys, computers, computer media, tablets, cellphones, office equipment, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, which is in Employee’s possession, or is used in or pertaining to the business of Employer or any Employer Entity, including but not limited to lists of customers, prices, marketing plans, and other confidential materials or information obtained by Employee in the course of Employee’s employment.
5.    Employer will make disclosures related to this Agreement that are consistent with Employer’s obligations under the securities laws or other applicable law. Except as otherwise required by law or by a court of competent jurisdiction, Employee agrees never to disclose or discuss the terms, conditions and amounts set forth in this Agreement or the discussions and negotiations that preceded it, except to Employee’s spouse, attorneys and financial advisors (collectively, the "Employee Affiliates") as necessary for the Employee Affiliates to assist Employee; provided, however, that Employee agrees that prior to any disclosure to an Employee Affiliate, Employee shall inform such Employee Affiliate of the confidential nature of the Agreement and the discussions and negotiations that preceded it; and provided, further, that Employee agrees that the Agreement and the discussions and negotiations that preceded it will be kept confidential by each of the Employee Affiliates except as required by law or a court of competent jurisdiction.
6.    Employee agrees that neither he, nor any Employee Affiliate, nor anyone else on their behalf, will disparage, defame, or demean Employer or any other Employer Entity, or any of their directors, officers, employees, attorneys or agents. Employee further agrees that neither he, nor any Employee Affiliate, nor anyone else on their behalf will take any other action which is intended to, or should be reasonably expected to, harm any Employer Entity or its reputation, or to otherwise lead to unfavorable or unwanted publicity for any Employer Entity or any of their directors, officers, employees, attorneys or agents. Employer Entities and their directors, officers and attorneys likewise agree not to disparage, defame, or demean Employee. Employer Entities and their directors, officers and attorneys further agree that they will not take any action for the purpose of harming Employee or his reputation or for the purpose of otherwise leading to unfavorable or unwanted publicity for Employee.
7.    By signing this Agreement, Employee reaffirms that he has provided complete and truthful information, to the best of his knowledge, information and belief , in response to all inquiries (the “Inquiries”) made by Employer and any investigating authorities in connection with any governmental investigation of or litigation involving any Employer Entities. By signing this Agreement, Employee further affirms that he has, to the best of his knowledge, information and belief , disclosed to the General Counsel of Tenneco Inc. any and all concerns he may have had arising from or related to his employment regarding potential material violations of applicable law and/or Employer’s Code of Conduct. Employee agrees that if it is later determined that he knowingly provided materially misleading or untruthful information in response to any such Inquiries or knowingly failed to disclose during his employment any potential material violations of applicable law or Employer’s Code of Conduct of which he was aware, he will be immediately obligated to repay to Employer his entire severance benefit set forth in Paragraph 2 of this Agreement, including Schedule A.
8.    Following the Termination Date, Employee will continue to cooperate with Employer Entities and promptly provide thorough and accurate information and testimony voluntarily to or on behalf of any Employer Entity, regarding any investigation, or threatened or actual legal proceeding, by or against any Employer Entity or by any government agency, but agrees not to disclose or to discuss with anyone who is not directing or assisting in any Employer Entity investigation or case, other than Employee’s attorney, the fact of or the subject matter of any investigation, except as required by law. Any Employer Entity requesting information will attempt to work with Employee to arrange times that reasonably accommodate Employee, and such Employer Entity will reimburse Employee for reasonable commuting, parking or other similar expenses expended as a result of Employee’s cooperation.
9.    EMPLOYEE HEREBY RELEASES, FOREVER DISCHARGES ANY EMPLOYER ENTITY AS DEFINED IN PARAGRAPH 1 HEREOF, ANY PREDECESSOR, SUCCESSOR, JOINT VENTURE AND PARENT OF ANY EMPLOYER ENTITY, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, DIRECTORS, PARTNERS, INSURERS, AGENTS, ATTORNEYS, EMPLOYEES, TRUSTEES, ADMINISTRATORS AND FIDUCIARIES (ALL COLLECTIVELY, THE "RELEASED PARTIES"), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OF ACTIONS, DEMANDS, CLAIMS, AGREEMENTS, PROMISES, DEBTS, LAWSUITS, LIABILITIES, RIGHTS, DUES, CONTROVERSIES, COSTS, EXPENSES AND FEES (COLLECTIVELY, "CLAIMS"), WHETHER ARISING IN CONTRACT, TORT OR ANY OTHER THEORY OF ACTION, WHETHER ARISING IN LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, CHOATE OR INCHOATE, MATURED OR UNMATURED, CONTINGENT OR FIXED, LIQUIDATED OR UNLIQUIDATED, ACCRUED OR UNACCRUED, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO THE DATE EMPLOYEE EXECUTES THIS AGREEMENT, EXCEPT FOR THOSE OBLIGATIONS CREATED BY OR ARISING OUT OF

THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER PARAGRAPH 2 OF THIS AGREEMENT. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE PRECLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT NOW KNOWN BY EMPLOYEE TO EXIST, INCLUDING, IF EMPLOYEE LIVES IN CALIFORNIA, ANY BENEFIT UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE WHICH STATES AS FOLLOWS:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
EXCEPT AS NECESSARY FOR EMPLOYEE TO ENFORCE THIS AGREEMENT OR AS EXCLUDED UNDER PARAGRAPH 2 OF THIS AGREEMENT, THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE THAT EXTINGUISHES ALL CLAIMS AGAINST ANY RELEASED PARTY. EMPLOYEE IS NOT, HOWEVER, WAIVING ANY RIGHT OR CLAIM THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED.
10.    Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee's employment, continued employment, retirement, resignation, or termination of employment with Employer, whether arising under or out of a statute including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Family and Medical Leave Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, and any county, municipal, and any other federal, state or local statute, ordinance or regulation, all as may be amended from time to time, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorneys' fees and costs, and all claims for salary, bonus, vacation pay, and reimbursement of expenses, except as provided in this Agreement.
11.    To the fullest extent legally permitted, Employee has specifically waived Employee’s right to any monetary recovery or injunctive relief in any lawsuit, including the right to any monetary recovery or injunctive relief in any lawsuit brought by any agency, entity or person on Employee’s behalf, with respect to any claims released herein. Employee understands and agrees that by signing this Agreement, Employee does not waive future claims or the right to file against the Employer a charge with or participate in any investigation by the EEOC or any comparable federal, state or local agency. However, Employee waives and releases, to the fullest extent legally permissible, all entitlement to any form of personal relief arising from a charge Employee or others may file. Employee understands that this waiver and release of personal relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Employer agrees and acknowledges that Employee does not waive or release any claims or other matters that, by operation of law, Employee cannot waive or release unilaterally. The provisions of this Agreement, neither in isolation nor in combination, should be construed to interfere with the Employee’s right to file charges with the EEOC or otherwise communicate or cooperate with the agency, notwithstanding the waiver of monetary and other relief. Employee represents that Employee has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.
12.    Employee acknowledges that any employment or contractual relationship between Employee and Employer will terminate by virtue of this Agreement, and that Employee has no future employment or contractual relationship with Employer other than the contractual relationship created by this Agreement. In consideration of this Agreement, Employee hereby waives any and all employment rights that Employee now has with Employer or any Employer Entity, except as otherwise expressly provided in this Agreement. Employee agrees not to seek reinstatement, reemployment, or future employment as a new employee, and no Employer Entity has an obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Employee in the future, with Employer or any Employer Entity.
13.    This Agreement shall be binding upon and inure to the benefit of Employer and its successors and assigns, and Employee and Employee’s heirs, administrators, and executors, and any legal representative of the parties and, any other persons or entities claiming through the Parties. This Agreement is not assignable by Employee.
14.    Employee warrants that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that Employee is entering into this Agreement without any threat or coercion and without reliance on any statement or representation made on behalf of any Employer Entity or by any person employed by or representing any Employer Entity, except for the written provisions and promises contained in this Agreement.
15.    This Agreement constitutes the entire agreement and understanding between the parties with regard to all matters, including but not limited to Employee's employment, termination, payments owed to Employee and the other subject matters addressed in this Agreement, and supersedes and replaces all prior commitments, negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matters contained in this Agreement, EXCEPT any plans or policies of Employer or Employer Entities which govern the pension and health benefits, stock options or expense reimbursement referenced in Paragraph 2 of and Schedule A to this Agreement, or restrictive covenant agreements referenced in and to be enforced in accordance with Paragraph 3(h) of this Agreement. This Agreement is an integrated document and the consideration stated in it is the sole consideration for this Agreement.
16.    The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in addition to any other remedies, in the event of a material breach of this Agreement by Employee or an Employee Affiliate, Employer may withhold and retain all or any portion of the Payment, except this withholding/retention provision shall not apply to any claim under the ADEA or the OWBPA to the extent required by law. Employer agrees to act reasonably in the exercise of its rights pursuant to this Paragraph 16.
17.    In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including such party's reasonable attorneys' fees.
18.    If any provision, paragraph, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended shall be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.
19.    Nothing in this Agreement shall be construed as an admission of any wrongdoing by any person or entity.
20.    This Agreement shall be deemed to have been executed and delivered within the State of Illinois and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Illinois without regard to that state's rules regarding conflict of laws.
21.    The parties agree that any dispute relating to this Agreement or Employee's employment with Employer or the termination thereof shall be exclusively submitted by the parties to, and decided by, the courts in Chicago, Illinois. Employee voluntarily and willingly subjects himself to the personal jurisdiction of the state and federal courts located in Chicago, Illinois, for any and all disputes related to this Agreement. Employee waives any objection that Employee may have to the venue or jurisdiction of any such dispute in any such court, and agrees neither to object to venue in such court nor to assert that the dispute was brought in an inconvenient court. Employee also agrees to waive any requirement of personal service in any such dispute, and agrees that service of process in any such dispute may be effectuated by mailing a copy of such process to Employee at the address provided underneath Employee’s signature block on this Agreement.
22.    The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the parties.
23.    The parties acknowledge that Employee shall have the right to revoke and cancel this Agreement if Employee, at any time within the seven calendar days following its execution, revokes it. If Employee desires to revoke and cancel this Agreement, Employee must do so in writing and return this document to the General Counsel of Tenneco Inc., within seven calendar days after Employee executes this Agreement, and all terms of the Agreement shall be void and of no effect. If this Agreement is canceled and revoked by Employee, Employer shall have no obligations under this Agreement. If Employee works or lives in Minnesota, the revocation period is extended to the fifteenth calendar day after Employee executes this Agreement.
24.    The parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement that are not inconsistent with its terms.
Employee has been hereby advised in writing and encouraged by Employer to consult with an attorney before signing this Agreement and that Employee has at least 21 days to consider it. Employee has carefully read and fully understands this Agreement, has had sufficient time to consider it, has had an opportunity to ask questions and have it explained, and is entering into this Agreement freely and voluntarily, with an understanding that the general release will have the effect of waiving any action or recovery Employee might pursue for any claims arising on or prior to the date of the execution of this Agreement. Employee was given this Agreement on Wednesday, October 22, 2014 and had until Tuesday, November 25, 2014, a period in excess of 21 days, to consider it.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

Tenneco Automotive Operating Company
Inc.

By: /s/ Gregg A. Bolt
    Gregg A. Bolt

Dated: December 3, 2014

Its:    Senior Vice President,
Global Human Resources and Administration

/s/ Neal A. Yanos
Neal A. Yanos
9118 Secor Road
Temperance, Michigan 48182

Dated: November 25, 2014

Schedule A
to
Agreement and General Release

Unless the Agreement and General Release to which this Schedule is attached (the “Agreement”) is revoked by Employee in accordance with Paragraph 23 thereof, Employer shall make Payments pursuant to Paragraph 2 of the Agreement and as set forth below (subject to applicable federal and state requirements regarding withholding and other taxes), and Employee shall be entitled to receive other benefits as set forth below.
1.    Severance Payments. Employer shall pay Employee the gross amount of
$492,300 as severance pay, payable in increments of $20,512.50 occurring twice per month commencing in the Employer’s payroll period following the date that this Agreement becomes irrevocable by the Employee and terminating on the later of November 30, 2015 and the date on which payment in full of the severance amount is made to Employee.
2.    Salary. Through the Termination date, Employer shall continue to pay Employee a salary at his current base rate of $41,025 per month. Employee has been paid all accrued, but unused vacation that is owed to him through the Termination Date.
3.    Bonus Compensation. Employee shall be paid (a) the balance of his bonus bank in the amount of $3,564 and (b) ninety percent (90%) of the bonus Employee would have received pursuant to the Tenneco Inc. Executive Bonus Plan for 2014 performance if Employee were on Employer’s payroll as of the date such bonus payments are disbursed in the ordinary course of Employer’s business. These amounts shall be paid in February or March 2015 on or about the same date on which bonus payments are disbursed to then-current employees of Employer. All other bonus compensation for which Employee may be eligible is forfeited.
4.    Long-Term Incentive Compensation.

a.
Long-Term Performance Units (“LTPUs”). LTPUs that are scheduled to vest in January 2015 for the performance period of 2012-2014 shall fully vest as of November 30, 2014. The amount earned and awarded shall be paid in in accordance with the LTPU award Agreement on or about the same date on which such payments are disbursed to then-current employees of Employer. All other Long-Term Performance Units shall be forfeited as of the Termination Date.

b.
Stock Options. Stock options granted to Employee that are scheduled to vest in January 2015, as set forth on the attached Schedule A(i), shall vest fully as of November 30, 2014. Employee shall have until ninety (90) days from the Termination Date or the date on which this Agreement becomes irrevocable by the Employee, whichever is later, to exercise Employee’s rights in all vested stock options (including those listed on Schedule A(i), after which time Employee’s rights in such stock options shall be forfeited by the Employee. All unvested stock options granted to Employee shall be forfeited as of the Termination Date.

c.
Restricted Stock. Restricted stock awarded to Employee that is scheduled to vest in January 2015, as set forth on the attached Schedule A(ii), shall vest fully as of November 30, 2014. All other unvested restricted stock awarded to Employee shall be forfeited as of the Termination Date.

5.    Welfare Benefits. For the duration of payments to be made in Paragraph 1 of this Schedule A, Employer will permit Employee and Employee’s eligible dependents to continue to participate in the Employer’s medical and dental benefits, subject to the rules applicable to active salaried employees, including without limitation, changes to benefit design and the participant’s share of costs from time to time. Employee and Employee’s dependents will be eligible to elect continued medical and dental coverage under the Employer’s plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), effective on the date Employee’s participation in Employer’s plans specified in the preceding sentence ends, subject to the rules of COBRA and the Employer’s plans as then in effect, which plans may be amended from time to time at the Employer’s sole discretion.
Note: If you wish to continue your current life insurance benefits, you may choose either to port your coverage to another group term life insurance policy or to convert your coverage to an individual policy. Some restrictions apply. In either case, you must apply for coverage and pay premiums within thirty-one (31) days after the date your Tenneco life insurance coverage ends. If you fail to do so, you will lose your right to continue life insurance coverage. For more information regarding your life insurance continuation options and how to elect to convert or port your coverage, call MetLife @ 877-275-6387.
6.    Outplacement Services. On or about March 31, 2015, Employer will provide Employee a lump-sum payment of $25,000 for outplacement services.
7.    Additional Lump Sum Payment. On January 1, 2016, Employer will provide Employee a lump-sum payment of $47,336.54.
8.    Tenneco Inc. Excess Benefit Plan and Tenneco Inc. Supplemental Retirement Plan. In accordance with respective plan provisions, Employee will be eligible to receive payments from the Tenneco Inc. Excess Benefit Plan and the Tenneco Inc. Supplemental Retirement Plan.

Schedule A(i)
Non-Qualified Stock Options

Grant Date	Total Unvested Stock Options as of 10/22/14	Next Regularly Occurring Vesting Date	Accelerated Vested Stock Options	Unvested And Forfeited
1/18/2012	6,293	1/18/2015	6,293	0
1/16/2013	10,840	1/16/2015	5,420	5,420
1/15/2014	10,143	1/15/2015	3,381	6,762

Schedule A(ii)
Restricted Stock Awards

Grant Date	Total Unvested Restricted Shares as of 10/22/14	Next Regularly Occurring Vesting Date	Accelerated Vested Restricted Shares	Unvested And Forfeited
1/18/2012	3894	1/18/2015	3,894	0
1/16/2013	6286	1/16/2015	3,143	3,143
1/15/2014	5934	1/15/2015	1,978	3,956